The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated June 25, 2010
PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 433 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated June 25, 2010
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Jump Securities Based on the Value of the
Philadelphia Oil Service SectorSM Index due August 25, 2011

Unlike ordinary debt securities, the Jump Securities Based on the Value of the Philadelphia Oil Service SectorSM Index due August 25, 2011, which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity you will receive for each $10 stated principal amount of securities that you hold an amount in cash that will vary depending upon the closing value of the Philadelphia Oil Service SectorSM Index, which we refer to as the index, on the valuation date, and which may be significantly less than the stated principal amount of the securities and could be zero.  If the final index value increases from the initial index value, you will receive the fixed upside payment described below.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each security is $10.
•	We will not pay interest on the securities.
•	At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash equal to:
º	$10 plus the upside payment, if the final index value is greater than the initial index value, or
º
$10 times the index performance factor, if the final index value is less than or equal to the initial index value.  This amount will be less than or equal to the stated principal amount of $10 and could be zero.  There is no minimum payment on the securities at maturity.

Please see the graph of “Hypothetical Payouts on the Securities at Maturity” on PS-6.
•
The upside payment will be equal to $1.80 to $2.20 per security (18% to 22% of the stated principal amount).  Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $11.80 to $12.20 per security.  The actual upside payment will be determined on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

•	The index performance factor will be a fraction equal to the final index value divided by the initial index value.
•	The initial index value will equal the closing value of the index on the pricing date.
•
The final index value will equal the closing value of the index on August 22, 2011, which we refer to as the valuation date, subject to postponement for a non-index business day or certain market disruption events.

•	Investing in the securities is not equivalent to investing in the index or its component stocks.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 61759G547. The ISIN number for the securities is US61759G5475.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per security	$10	$0.20	$9.80
Total	$	$	$
_______________
(1)
The securities will be issued at $10 per security and the agent’s commissions will be $0.20 per security; provided that the price to public and the agent's commissions for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of securities will be $9.9625 per security and $0.1625 per security, respectively; for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of securities will be $9.9438 per security and $0.1438 per security, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of securities will be $9.925 per security and $0.125 per security, respectively.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.20 for each security they sell. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Jump Securities Based on the Value of the Philadelphia Oil Service SectorSM Index due August 25, 2011, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The securities have been designed for investors who are willing to forgo market floating interest rates on the securities in exchange for a payment at maturity based on the performance of the Philadelphia Oil Service SectorSM Index, which we refer to as the index.  At maturity, you will receive a positive return on the securities only if the closing value of the index on the valuation date is greater than the initial index value.  All payments on the securities are subject to the credit risk of Morgan Stanley.

The index, which is calculated, maintained and published by The NASDAQ OMX Group, Inc. (“NASDAQ OMX”), is designed to track the performance of companies whose primary lines of business are directly associated with the oil services sector.  For additional information, please see “Description of Securities––The Index” in this pricing supplement.

“Philadelphia Oil Service SectorSM” and “OSXSM” are registered trademarks or service marks of NASDAQ OMX and have been licensed for use by Morgan Stanley.

Each security costs $10
We, Morgan Stanley, are offering the Jump Securities Based on the Value of the Philadelphia Oil Service SectorSM Index due August 25, 2011, which we refer to as the securities.  The stated principal amount and issue price of each security is $10.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee any repayment of principal at maturity; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity you will receive for each $10 stated principal amount of securities that you hold an amount in cash that will vary depending upon the value of the index on the valuation date.

There is no minimum payment on the securities at maturity and, accordingly, you could lose your entire investment.  If the final index value increases from the initial index value, you will receive the fixed upside payment described below.

The initial index value will equal the closing value of the index on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

The final index value will be the closing value of the index on August 22, 2011, which we refer to as the valuation date (subject to postponement in the event of a non-index business day or market disruption event).

Payment at maturity depends on the value of the index	At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash that will vary depending upon the value of the index on the valuation date, equal to:

• $10 plus the upside payment, if the final index value is greater than the initial index value, where,

upside payment = $1.80 to $2.20 per security (18% to 22% of the stated principal amount).  Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $11.80 to $12.20 per security.  The actual upside payment will be determined on the pricing date.

• $10 times the index performance factor, if the final index value is less than or equal to the initial index value where,

index performance factor	=	final index value
initial index value

Accordingly, where the final index value has decreased from the initial index value, investors will lose 1% of the stated principal amount for every 1% decline in the index.  This amount will be less than the stated principal amount of $10 and could be zero.

All payments on the securities are subject to the credit risk of Morgan Stanley.

On PS-6, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical percentage changes in the index.  The graph does not show every situation that can occur.

You can review the historical values of the index in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-20.  You cannot predict the future performance of the index based upon its historical performance.

If a market disruption event occurs with respect to the index on the valuation date or if the valuation date is not an index business day, the index closing value on the valuation date will be determined on the next index business day on which no market disruption event occurs with respect to the index in accordance with “Description of Securities—Valuation Date.”  If a market disruption event occurs with respect to the index on the valuation date, the postponement of the valuation date for up to five index business days could cause the maturity date of the securities to be postponed in accordance with “Description of Securities—Maturity Date.”

Investing in the securities is not equivalent to investing in the index or its component stocks.
Your participation in any increase in the index will be no greater than the upside payment
The positive return investors may realize on the securities if the final index value is greater than the initial index value will be equal to, but no greater than, the upside payment of $1.80 to $2.20 per security (18% to 22% of the stated principal amount).  Accordingly, even if the final index value is substantially greater than the initial index value, your payment at maturity will not exceed $11.80 to $12.20 per security, or 118% to 122% of the stated principal amount. The actual upside payment will be determined on the pricing date. See “Hypothetical Payouts on the Securities at Maturity” on PS-6.

MS & Co. will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior securities.  As calculation agent, MS & Co. will determine the initial index value, the final index value, whether a market disruption event has occurred and the payment, if any, that you will receive at maturity.

MS & Co. will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-22.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are senior unsecured securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each security, the following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the index.  The graph is based on the following terms:

Stated Principal Amount per Security:	$10

Hypothetical Upside Payment:	$2.00 per security (20% of the stated
principal amount)

Hypothetical Payment at Maturity:	$12.00 per security

Principal Protection:	None

•
Where the final index value is greater than the initial index value, the payment at maturity on the securities reflected in the graph above is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed the $10 stated principal amount plus the hypothetical upside payment of $2.00 per security.  In the payoff diagram above, an investor will realize the payment at maturity of $12.00 per security at any final index value greater than the initial index value.

•
Where the final index value is less than or equal to the initial index value, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease in the final index value from the initial index value. For example, if the index has decreased by 25%, the payment at maturity will be $7.50 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and do not guarantee any return of principal at maturity. Investing in the securities is not equivalent to investing in the index or its component stocks. This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee the return of any of your principal
The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the value of the index. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “Hypothetical Payouts on the Securities at Maturity” on PS-6.

Your appreciation potential is fixed and limited
Where the final index value is greater than the initial index value, the appreciation potential of the securities is limited to the fixed upside payment of $1.80 to $2.20 per security (18% to 22% of the stated principal amount), even if the final index value is significantly greater than the initial index value.  The actual upside payment will be determined on the pricing date.  See “Hypothetical Payouts on the Securities at Maturity” on PS-6.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and, therefore, you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

Market price of the securities may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the value of the index on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is not directly correlated to the value of the index, the securities will trade differently from the index.  Other factors that may influence the value of the securities include:

• the volatility (frequency and magnitude of changes in value) of the index;

•  the dividend rate paid on the stocks included in the index (dividend payments on such stocks may influence the value of such stocks and the level of the index, and therefore the value of the securities);

• interest and yield rates in the market;
• geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the index or stock markets generally and that may affect the final index value;
• the time remaining until the maturity of the securities;
• the composition of the index and changes in the constituent stocks of the index; and • any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the market price of the securities prior to maturity and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

You cannot predict the future performance of the index based on its historical performance.  The value of the index may decrease below the initial index value so that you will receive, for each security you hold at maturity, a payment that is less than the stated principal amount of the securities by an amount proportionate to the decline in the value of the index below the initial index value.  There can be no assurance that the value of the index will have increased on the valuation date so that you will receive at maturity an amount that is greater than the principal amount of your investment.  The index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Description of Securities—Historical Information”.

The securities will not be listed and secondary trading may be limited
The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

An investment in securities linked to the oil services sector is highly risky
All of the companies included in the Philadelphia Oil Service SectorSM Index operate in the oil service sector.  The index is subject to increased volatility as it tracks solely the oil services industry and is highly susceptible to adverse economic market, political or regulatory occurrences affecting that industry.

The oil services sector is significantly affected by changes in general economic or business conditions, including most significantly by the supply and demand for oil.  Prices and trends in the oil services sector are also affected by the supply and demand for rigs, the age and maintenance costs of rigs, governmental regulations concerning deepwater drilling and oil exploration generally, the prevalence of renewable energy and any governmental regulations affecting renewable energy, as well as terrorism and political turbulence in oil rich regions and industrial accidents.    For example, on April 20, 2010, a fire and explosion occurred onboard the semisubmersible drilling rig Deepwater Horizon, owned by Transocean Ltd. and under contract to a subsidiary of BP plc, leading to the uncontrolled oil spill currently affecting the Gulf of Mexico.  Transocean Ltd. is one of the largest components of the index, with a current weighting of over 10% in the index.  The economic impact of this incident on Transocean Ltd. and on the sector as a whole is likely to be significantly adverse.  In addition, in response to this incident, the Minerals Management Service (now known as the Bureau of Ocean Energy Management, Regulation and Enforcement, or “BOE”) of the U.S. Department of the Interior issued a notice on May 30, 2010 implementing a six-month moratorium on certain drilling activities in the U.S. Gulf of Mexico.  The BOE is expected to issue new safety and environmental guidelines or regulations for drilling in the U.S. Gulf of Mexico, and potentially in other geographic regions, and may take other steps that could increase the costs of exploration and production, reduce the area of operations and result in permitting delays.  This incident could also result in drilling suspensions or other regulatory initiatives in other areas of the U.S. and abroad.  A prolonged suspension of drilling activity in the U.S. Gulf of Mexico and other areas, new regulations and increased liability for companies operating in this sector could adversely affect the value of several, or all, of the component securities of the index. Accordingly, these developments could adversely affect the value of the index and, in turn, the value of the securities. Any of these factors could adversely affect the value of the the Philadelphia Oil Service Sector Index and the securities.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the index or its component stocks), including trading in the stocks that constitute the index as well as in other instruments related to the index.  Some of our subsidiaries also trade the stocks that constitute the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, the value at which the index must close on the valuation date before you receive a payment at maturity that exceeds the stated principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the index on the valuation date and, accordingly, the amount of cash, if any, you will receive at maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MS & Co. will determine the initial index value and the final index value, and will calculate the amount of cash, if any, you will receive at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the index, may adversely affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Discontinuance of the Index; Alteration of Method of Calculation.”

Investing in the securities is not equivalent to investing in the index
Investing in the securities is not equivalent to investing in the index or its component stocks.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the index.

Adjustments to the index could adversely affect the value of the securities
The publisher of the index may add, delete or substitute the stocks underlying the index or make other methodological changes that could change the value of the index.  Any of these actions could adversely affect the value of the securities.  The publisher of the index may also discontinue or suspend calculation or publication of the index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the valuation date of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the index last in effect prior to such discontinuance.

Although the U.S. federal income tax consequences of an investment in the securities are uncertain, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $10 stated principal amount of our Jump Securities Based on the Value of the Philadelphia Oil Service SectorSM Index due August 25, 2011.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	July 26, 2010

Original Issue Date (Settlement Date)	July 29, 2010 (3 Business Days after the Pricing Date)

Maturity Date	August 25, 2011, subject to extension if the scheduled Valuation Date is postponed in accordance with the definition thereof.

If, due to a Market Disruption Event or otherwise, the Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following the Valuation Date as postponed.  See “––Valuation Date” below.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$10 per Security

Original Issue Price	$10 per Security

CUSIP Number	61759G547

ISIN Number	US61759G5475

Denominations	$10 and integral multiples thereof

Index	Philadelphia Oil Service SectorSM Index

Index Publisher	The NASDAQ OMX Group, Inc.

Payment at Maturity	You will receive for each $10 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

• $10 plus the Upside Payment, if the Final Index Value is greater than the Initial Index Value, or

•  $10 times the Index Performance Factor, if the Final Index Value is less than or equal to the Initial Index Value. This payment will be less than or equal to the $10 Stated Principal Amount and could be zero. There is no minimum payment on the Securities at maturity.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the

Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Payment	$1.80 to $2.20 per Security (18% to 22% of the Stated Principal Amount). The actual Upside Payment will be determined on the Pricing Date.

Index Performance Factor	A fraction, the numerator of which is the Final Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Performance Factor	=	Final Index Value
Initial Index Value

Initial Index Value	The Index Closing Value on the Pricing Date, as determined by the Calculation Agent.

Final Index Value	The Index Closing Value on the Valuation Date, as determined by the Calculation Agent.

Index Closing Value
The Index Closing Value on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the Index, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on that Index Business Day by the Index Publisher. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

Valuation Date	August 22, 2011, subject to adjustment for non-Index Business Days or Market Disruption Events as described in the following paragraph.

If the Valuation Date is not an Index Business Day or if there is a Market Disruption Event on such day, the Valuation Date shall be the next succeeding Index Business Day on which there is no Market Disruption Event; provided that if a Market Disruption Event has occurred on each of the five consecutive Index Business Days immediately succeeding the Valuation Date, then (i) such fifth succeeding Index Business Day will be deemed to be the Valuation Date notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Index Business Day on which a Market Disruption Event occurs, the Calculation Agent will determine the Index Closing Value on such fifth Index Business Day in accordance with the formula for and method of calculating the Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Index Business Day of each security most recently constituting the Index.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant Exchange
The primary exchange(s) or market(s) of trading for (i) any security then included in the Index, or any Successor Index, and (ii) any futures or options contracts related to the Index or to any security then included in the Index.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, The NASDAQ Stock Market LLC, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Security or
Certificated Security
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash, if any, payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts, if any, paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Index Value or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i)  (a) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Index (or the Successor Index) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or (b) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or (c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(ii)  a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Jump Securities Based on the Value of the Philadelphia Oil Service SectorSM Index due August 25, 2011.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash, if any, equal to the Payment at Maturity calculated using the Index Closing Value as of the date of such acceleration as the Final Index Value.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the Index;
Alteration of Method of Calculation
If The NASDAQ OMX Group, Inc., or any respective successor publisher of the Index (“NASDAQ OMX”) discontinues publication of the Index and NASDAQ OMX or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Trading Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If NASDAQ OMX discontinues publication of the Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration and the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date.  The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the sole opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value with reference to the Index or such Successor Index, as adjusted.  Accordingly, if the method of calculating the Index or such Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

The Index	The Philadelphia Oil Service SectorSM Index.

We have derived all information contained in this pricing supplement regarding the Index including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information.  Such information reflects the policies of, and is subject to change by, NASDAQ OMX.  We make no representations or warranty as to the accuracy of such information.

The Index is calculated, maintained and published by NASDAQ OMX. The Index is a price-weighted index and is designed to track the performance of a set of companies whose primary lines of business are directly associated with the U.S. oil services market.  As of May 2010, the following companies (with the specified weightings) (“Index Securities”) are included in the Index:

Company	Ticker	% Weighting
Baker Hughes International	BHI	6.9625
Cameron International Corporation	CAM	6.6084
Global Industries	GLBL	0.9529
Halliburton Company	HAL	4.5328
Lufkin Industries Inc.	LUFK	14.5548
Nabors Industries Ltd.	NBR	3.474
Noble Corp	NE	5.3068
National-Oilwell Varco, Inc.	NOV	6.9607
Oceaneering International, Inc.	OII	8.4467
Rowan Companies, Inc.	RDC	4.5200
Transocean Ltd.	RIG	10.3635
Smith International, Inc.	SII	6.8566
Schlumberger, Ltd.	SLB	10.2503
Tidewater, Inc.	TDW	7.6325
Weatherford International, Ltd.	WFT	2.5776

Index Calculation

The Index is a price-weighted index. The value of the Index equals the aggregate value of the index share weights, also known as the Index Shares, of each of the index securities multiplied by each such security’s Last Sale Price1, and divided by the divisor of the index.  The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude which is more desirable for index reporting purposes. If trading in an Index Security on its primary listing market is halted while the market is open, the most recent Last Sale Price for that security is used for all index computations until trading on such market resumes. Likewise, the most recent Last Sale Price is used if trading in an Index Security is halted on its primary listing market before the market is open. The Index began publishing on December 31, 1996 at a base value of 75.

The formula for calculating the index value is as follows:

Aggregate Adjusted Market Value
Divisor

The divisor is determined as follows:

Market Value after Adjustments	×	Divisor before Adjustments
Market Value before Adjustments

The Index is ordinarily calculated without regard to cash dividends on the Index Securities. The Index is calculated during the trading day

__________________
1 Last Sale Price refers to the following: for a security listed on NASDAQ, it is the last sale price on NASDAQ, which normally would be the Nasdaq Official Closing Price (NOCP) when NASDAQ is closed.  For any NYSE-listed or NYSE AMEX-listed, it is the last regular way trade reported on such security’s primary U.S. listing market. If a security does not trade on its primary listing market on a given day, the most recent last sale price from the primary listing market (adjusted for corporate actions, if any) is used.

and is disseminated once per second from 09:30:01 to 17:16:00 Eastern Time. The closing value of the Index may change up until 17:15:00 Eastern Time due to corrections to the last sale price of the Index Securities.

Eligibility

Eligibility for inclusion in the Index is limited to specific security types only. The security types eligible for the Index include foreign or domestic common stocks, ordinary shares, American Depositary Receipts, shares of beneficial interest or limited partnership interests, and tracking stocks. Security types not included in the Index are closed-end funds, convertible debentures, exchange traded funds, preferred stocks, rights, warrants, units and other derivative securities.

Initial Security Eligibility Criteria
To be included in the Index, a security must meet the following criteria:
▪ a security must be listed on the Nasdaq Stock Market, the New York Stock Exchange, or NYSE AMEX;
▪ the issuer of the security must be classified, as reasonably determined by NASDAQ OMX, as a company whose primary business is in the oil services sector;
▪ only one class of security per issuer is allowed;
▪ the security must have a market capitalization of at least $100 million;
▪ the security must have traded at least 1.5 million shares in each of the last six months;
▪ the security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;
▪ the security may not be issued by an issuer currently in bankruptcy proceedings;
▪ the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being Index eligible;
▪ the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and
▪ the issuer of the security must have “seasoned” on a recognized market for at least 6 months; in the case of spin-offs, the operating history of the spin-off will be considered.

For the purposes of index eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.

Component Replacement Criteria

In the event that a security no longer meets the Continued Security Eligibility Criteria, it will be replaced with a security that meets all of the Initial Security Eligibility Criteria and additional criteria which follows. Securities eligible for inclusion will be ranked in descending order by market value, current price and greatest percentage price change over the previous six months. The security with the highest overall ranking2 will be added to the Index provided that the Index then meets the following criteria:
▪ no single Index Security is greater than 20% of the weight of the Index and the top 5 Index Securities are not greater than 55% of the weight of the Index;
▪ no more than 15% of the weight of the Index is composed of non-U.S. component securities that are not subject to comprehensive surveillance agreements;

In the event that the highest-ranking security does not permit the Index to meet the above criteria, the next highest-ranking security will be selected and the index criteria will again be applied to determine eligibility. The process will continue until a qualifying replacement security is selected.

Continued Security Eligibility Criteria
To be eligible for continued inclusion in the Index, an Index Security must meet the following criteria:
▪ the security must be listed on the Nasdaq Stock Market, the New York Stock Exchange, or NYSE AMEX;
▪ the issuer of the security must be classified, as reasonably determined by NASDAQ OMX, as a company whose primary business is in the oil services sector3;
▪ the security must have a market capitalization of at least $60 million;
▪ the security may not be issued by an issuer currently in bankruptcy proceedings; and
▪ the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.
Continued Index Eligibility Criteria
In addition to the security eligibility criteria, the Index as a whole must meet the following criteria on a continual basis unless otherwise noted:

▪  no single Index Security is greater than 25% of the weight of the Index and the top 5 Index Securities are not greater than 60% of the weight of the Index (measured semiannually the first trading day in January and July);

▪ no more than 18% of the weight of the Index is composed of non-U.S. Index Securities that are not subject to comprehensive surveillance agreements;
▪ the total number of Index Securities has not increased or decreased by 33⅓% of the Index and in no event will be less than nine;
▪ Index Securities representing at least 95% of the weight of the Index has a market capitalization of $75 million;
▪ Index Securities representing at least 92% of the weight of the Index and at least 82% of the total number of Index Securities meet the security options eligibility rules;
____________________
2 If multiple securities have the same rank, the security with the largest market capitalization will rank higher.
3 Index Securities as of October 31, 2008, will be grandfathered for index classification purposes unless there is a material changes in its business line.

▪  Index Securities must have trading volume of at least 600,000 shares for each of the last 6 months except that for each of the lowest weighted Index Securities that in the aggregate account for no more than 5% of the weight of the Index, trading volume must be at least 500,000 shares for each of the last six months; and

▪  the lesser of the 5 highest weighted Index Securities or the highest weighted Index Securities that in the aggregate represent at least 30% of the total number of Index Securities each have had an average monthly trading volume of at least 1,250,000 shares over the past 6 months.

In the event the Index does not meet the criteria, the index composition will be adjusted to ensure that the Index meets the criteria. Index Securities that contribute to the Index not meeting the eligibility criteria may be removed. Index Securities may be added and/or replaced according to the component replacement rules to ensure compliance with the Continued Index Eligibility Criteria.  In all cases, a security is removed from the Index at its Last Sale Price.

Index Maintenance

Changes in the price and/or share weights of the Index Securities driven by corporate events such as stock dividends, splits, and certain spin-offs will be adjusted on the ex-date and the shares shall remain fixed.

In the case of a special cash dividend, NASDAQ OMX will determine on an individual basis whether to make a change to the price of an Index Security in accordance with its index dividend policy. If it is determined that a change will be made, it will become effective on the ex-date and advance notification will be made.

Ordinarily, whenever there is a change in the share weights of the Index Securities, a change in an Index Security or a change to the price of an Index Security due to spin-off, rights issuances or special cash dividends, the divisor is adjusted to ensure that there is no discontinuity in the value of the Index, which might otherwise be caused by any such change. All changes are announced in advance and will be reflected in the Index prior to market open on the effective date of the Index.

Historical Information
The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, for each quarter in the period from January 1, 2005 through June 23, 2010.  The Index Closing Value on June 23, 2010 was 174.42.  The graph following the table sets forth the historical performance of the Index for the period from January 1, 2005 through June 23, 2010.

The historical values of the Index should not be taken as an indication of its future performance, and no assurance can be given as to the value of the Index on the Valuation Date.  The Index may close on the Valuation Date at less than the Initial Index Value so that the Payment at Maturity will be less than the Stated Principal Amount of the Securities and could be zero.

We cannot give you any assurance that the value of the Index will increase so that at maturity you will receive a payment in excess of the Stated Principal Amount of the Securities.  Your return is linked to the Index Closing Value on the Valuation Date.

We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.

Philadelphia Oil Service SectorSM Index
Historical High, Low and Period End Index Closing Values
January 1, 2005 through June 23, 2010

Philadelphia Oil Service SectorSM Index	High	Low	Period End
2005
First Quarter	145.26	118.26	139.31
Second Quarter	149.12	124.96	146.15
Third Quarter	178.64	146.51	175.93
Fourth Quarter	190.92	153.45	182.14
2006
First Quarter	223.54	189.35	208.35
Second Quarter	235.34	185.81	210.38
Third Quarter	213.40	175.79	186.10
Fourth Quarter	215.69	173.36	199.90
2007
First Quarter	217.31	180.30	214.63
Second Quarter	271.58	218.82	263.48
Third Quarter	300.77	243.03	295.08
Fourth Quarter	310.76	271.30	301.61
2008
First Quarter	312.20	248.85	281.28
Second Quarter	359.61	286.42	354.15
Third Quarter	356.76	224.59	236.42
Fourth Quarter	226.10	104.14	121.39
2009
First Quarter	142.18	108.44	123.97
Second Quarter	188.72	125.41	159.66
Third Quarter	198.29	145.64	192.56
Fourth Quarter	211.25	181.07	194.92
2010
First Quarter	216.61	187.98	205.97
Second Quarter (through June 23, 2010)	228.22	159.12	174.42

Historical Daily Index Closing Values of the Philadelphia Oil Service SectorSM Index January 1, 2005 through June 23, 2010

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The Original Issue Price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the stocks constituting the Index, in futures and/or options contracts on the Index or its component stocks listed on major securities markets, or positions in any other available securities or instruments.  Such purchase activity could potentially affect the Initial Index Value, and therefore could affect the value at which the Index must close on the Valuation Date before you would receive at maturity a payment that exceeds the Stated Principal Amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the stocks underlying the Index, futures and/or options contracts on the Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $9.9625 per Security and the Agent’s commissions will be $0.1625 per Security for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Securities, the price will be $9.9438 per Security and the Agent’s commissions will be $0.1438 per Security for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Securities and the price will be $9.925 per Security and the agent’s commissions will be $0.125 per Security for the purchase by any single investor of greater than or equal to $5,000,000 principal amount of Securities. The Agent may distribute the Securities through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent a fixed sales commission of $0.20 for each Security they sell; provided that, concessions allowed to MSSB in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Securities distributed by MSSB.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or the level of the Index.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico
The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and

Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.
Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));
(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
License Agreement between NASDAQ
OMX and MS & Co.
The predecessor to NASDAQ OMX and MS & Co. have entered into a non-exclusive license agreement providing license to MS & Co. and certain of its affiliated companies, in exchange for a fee, of the right to use the PHLX Oil Services SectorSM Index, which is owned and published by NASDAQ OMX, in connection with securities, including the Securities.

The license agreement between NASDAQ OMX and MS & Co. provides that the following language must be set forth in this prospectus supplement:

The Securities are not sponsored, endorsed, sold or promoted by The NASDAQ OMX Group, Inc. or its affiliates (NASDAQ OMX, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities.  The Corporations make no representation or warranty, express or implied to the owners of the Securities or any member of the public regarding the advisability of investing in Securities generally or in the Securities particularly, or the ability of the Philadelphia Oil Service SectorSM Index to track general stock market performance.  The Corporations’ only relationship to Morgan Stanley

& Co. Incorporated (“Licensee”) is in the licensing of the Nasdaq®, OMX®, and Philadelphia Oil Service SectorSM Index registered trademarks, and certain trade names of the Corporations and the use of the Philadelphia Oil Service SectorSM Index which is determined, composed and calculated by NASDAQ OMX without regard to Licensee or the Securities.  NASDAQ OMX has no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculating the Philadelphia Oil Service SectorSM Index.  The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE PHILADELPHIA OIL SERVICE SECTORSM INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE PHILADELPHIA OIL SERVICE SECTORSM INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE PHILADELPHIA OIL SERVICE SECTORSM INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Nasdaq®,” “OMX®,” “Philadelphia Oil Service SectorSM” and “HGXSM” are registered trademarks or service marks of The NASDAQ OMX Group, Inc. (which with its affiliates is referred to as the “Corporations”) and have been licensed for use by Morgan Stanley & Co. Incorporated and its affiliates.  The Securities have not been passed on by the Corporations as to their legality or suitability.  The Securities are not issued, endorsed, sold, or promoted by the Corporations.  THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Code Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

• purchase the Securities at their “issue price”; and

• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General
Under current law, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders
This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.
Tax Treatment of the Securities
Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.
The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in Securities.
Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from backup withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the U.S. federal withholding and income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a

Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.